Exhibit 15.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AstraZeneca PLC:

We have audited the accompanying consolidated statements of financial position of AstraZeneca PLC and subsidiaries (“AstraZeneca”) as of 31 December 2013 and 2012, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of AstraZeneca’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AstraZeneca as of 31 December 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and IFRSs as adopted by the European Union.

KPMG Audit Plc

/s/ KPMG Audit Plc

London
United Kingdom
6 February 2014